Exhibit 99.1

Arq Reports Fourth Quarter and Full Year 2024 Results
Delivered 10% YoY growth in FY 2024 revenue driven by PAC business turnaround and 7th straight quarter of double-digit YoY ASP growth
Grew FY 2024 gross margins by approximately 410 bps YoY to 36.2% and achieved 3rd consecutive quarter of positive Adjusted EBITDA, highlighting sustained foundational PAC business improvement
Exited 2024 with a stronger financial position, successfully completing a $30 million ABL facility which lowers financing costs, increases capacity, and enhances liquidity
Development of transformational GAC facility continues; first production anticipated prior to quarter end in line with ramp up to 25 million pounds nameplate capacity in H2 2025
GREENWOOD VILLAGE, Colo., March 5, 2025 - GlobeNewswire - Arq, Inc. (NASDAQ: ARQ) (the "Company" or "Arq"), a producer of activated carbon and other environmentally efficient carbon products for use in purification and sustainable materials, today announced its financial and operating results for the quarter and year ended December 31, 2024.
Financial Highlights
•Generated revenue of $109.0 million in FY 2024 ($27.0 million in Q4 2024), up 10% over the prior year, driven largely by higher Average Sales Price (“ASP”), and positive changes in product mix
•Increased ASP in Q4 2024 by approximately 14% over the prior year period, reflecting the 7th consecutive quarter of double-digit YoY percentage growth in ASP
•All powder activated carbon (“PAC”) contracts are now net cash producers following the successful resolution of all negative margin agreements as of December 31, 2024
•Improved FY 2024 gross margin to 36.2% in FY 2024, up approximately 410 basis points vs. FY 2023, driven by higher revenue, continued focus on profitability over volume, and ongoing operational cost management
•Gross margin in Q4 2024 of 36.3% vs. 49.8% in Q4 2023 – prior quarter included a $4.7 million take-or-pay benefit and other non-recurring items vs. $1.6 million in Q4 2024. Q4 2024 was otherwise largely in-line with last year’s performance despite two brief but unplanned outages at the Red River plant
•Reported Net loss of ($5.1) million in FY 2024, reflecting a significant improvement over the prior year period Net loss of ($12.2) million; Q4 2024 Net loss of ($1.3) million vs. Net income of $3.3 million in Q4 2023
•Adjusted EBITDA of $7.7 million in FY 2024 vs. Adjusted EBITDA loss of ($2.6) million in the prior year(1); Adjusted EBITDA of $3.3 million in Q4 2024 vs. $7.2 million in the prior year period(1)
•Announced successful closing of a $30 million asset backed lending (“ABL”) facility, enhancing financial flexibility and reducing our cost of capital
•Exited 2024 with cash and restricted cash of $22.2 million, including $8.7 million restricted cash
•Capital expenditures for FY 2024 totaled $85.2 million, including $80.0 million growth capital expenditures associated with Red River Phase I development
(1) Adjusted EBITDA is a non-GAAP financial measure. Please refer to the paragraph titled “Non-GAAP Measures” for the definitions of non-GAAP financial measures and reconciliations to GAAP measures included in this press release.

Recent Business Highlights
•Construction at Red River facility complete with commissioning ongoing and first production of granular activated carbon (“GAC”) at Red River expected by end of Q1 2025; on target to achieve first deliveries in Q1 2025
•Ramp up of Red River GAC production anticipated to run into H2 2025; expect to achieve full run rate capacity of 25 million pounds in H2 2025
•Approximately 16 million pounds of our 25 million pound per year nameplate capacity contracted
•In negotiations to contract remaining capacity at Red River. Multiple in-situ pilot tests are underway with customers, a required step before finalizing contracts, and in-line with the expected ramp-up schedule
•Potential to increase Red River’s 25 million pound per year nameplate capacity by 10-20% still targeted; timing of upside production run-rate expected to be defined once nameplate capacity is achieved
Management Commentary
“These results reinforce the durability of our transformation within the foundational PAC business,” said Bob Rasmus, CEO of Arq. “Our 2024 results show a business which has been successfully turned around into a cash flow contributor. The annualized performance of the business has materially improved and is more profitable. With our third consecutive quarter of positive Adjusted EBITDA, the direction of travel is extremely positive. I also believe this is a business which can still be enhanced further.”
Mr. Rasmus continued, “The capex overrun we experienced in Q4 was extremely frustrating, and while we actively look for ways to mitigate this increase, we remain confident that its impact on our long-term profitability and returns profile should be negligible.”
“The imminent start of GAC production is of course a major milestone for us and will represent a huge achievement for the whole team,” added Mr. Rasmus. “While we want to remain cautious on the duration of our ramp-up to nameplate capacity, there should be no doubt we will be trying to get there as quickly as possible. By H2 2025 we believe we will have a solid, sustainably profitable PAC business being complimented by a high growth GAC business, representing our springboard to future growth.”
Full Year 2024 Results
Revenues totaled $109.0 million for full year 2024, compared to $99.2 million in the prior year. The revenue increase was primarily driven by improved ASP and product diversification into higher value end-markets.
Cost of revenues totaled $69.5 million for full year 2024, compared to $67.3 million in the prior year. While total costs increased year over year, costs as a percentage of total revenue were down. This decrease in costs as a percentage of revenue was related to a decrease in the cost to manufacture our products, which primarily resulted from decreased variable production costs on lower production volumes during 2024.
Gross margin was 36.2% for full year 2024, compared to 32.1% in the prior year. The increase was driven by higher revenue as detailed above, as well as cost reductions.
Other operating expenses were $41.4 million for full year 2024, compared to $45.2 million in the prior year. The reduction was mainly driven by expenses incurred during 2023 relating to the acquisition of Arq Limited ("Legacy Arq") (the "Arq Acquisition") that did not occur in 2024.
Operating loss totaled ($2.0) million for full year 2024, compared to an operating loss of ($13.3) million in the prior year. The reduction in loss was mainly driven by the factors referenced above.
Interest expense was $3.3 million for full year 2024, compared to $3.0 million in the prior year. The increase was primarily driven by interest expenses related to the $10 million term loan with CF Global (the “CFG Loan”) of $2.3 million and $2.0 million in 2024 and 2023, respectively. The CFG Loan had a higher principal balance from the accrual of interest payable (PIK) upon the termination date of the CFG Loan, which was paid in December 2024.
Income tax benefit was $0.2 million for full year 2024, compared to an income tax expense of $0.2 million in the prior year.
Net loss was ($5.1) million, or ($0.14) per diluted share for full year 2024, compared to Net loss of ($12.2) million, or ($0.42) per diluted share in the prior year. The reduction in net loss was driven by higher revenues and a reduction in costs.
Adjusted EBITDA was $7.7 million for full year 2024, compared to an Adjusted EBITDA loss of ($2.6) million in the prior year. The increase was mainly driven by our continued focus on increasing revenues while driving costs down.

Additionally, an addback of Adjusted EBITDA during 2024 related to Loss on extinguishment of debt of $1.4 million, related to our repayment of the CFG Loan in December 2024 led to the increase. See the note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Fourth Quarter 2024 Results
Revenue totaled $27.0 million for Q4 2024, reflecting a decrease of 4% compared to $28.1 million in the prior year period. The reduction was driven predominantly by the one-off benefits delivered in Q4 2023 as a result of take-or-pay enforcement totaling $4.7 million vs. $1.6 million in the fourth quarter of 2024. Excluding these one-off items, revenue was up YoY. ASP for the fourth quarter of 2024 were up approximately 14% compared to prior year period, marking the 7th consecutive quarter of double-digit year-over-year percentage growth in ASP.
Costs of revenue totaled $17.2 million for the fourth quarter of 2024, an increase of approximately 22% compared to $14.1 million in the prior year period.
Gross margin reduced to 36.3% for the fourth quarter of 2024, compared to 49.8% in the prior year period. The reduction in gross margin was driven by higher non-recurring revenues in Q4 2023 driven primarily by $3.1 million of additional take or pay enforcement in Q4 2023. Excluding this, Q4 2024 was largely in-line despite two brief but unplanned outages at our Red River plant.
Selling, general and administrative expenses totaled $6.0 million in Q4 2024, compared to $6.5 million in the prior year period. The reduction of approximately $0.5 million or 8% was primarily driven by a reduction in payroll and benefits as well as legal and consulting fees as the Company incurred incremental fees related to the Arq Acquisition in 2023.
Research and development costs totaled $0.7 million in Q4 2024, compared to $1.2 million in the prior year period. This reduction was primarily due to the Company performing product qualification testing in the prior year period with potential lead-adopters as part of its ongoing GAC contracting process in 2023.
Operating income was $0.4 million for the fourth quarter of 2024, compared to an operating income of $3.1 million in the prior year period. The reduction was mainly driven by the factors referenced above.
Net loss was ($1.3) million in the fourth quarter of 2024, or ($0.03) per diluted share, compared to a net income of $3.3 million, or $0.10 per diluted share, in the prior year period.
Adjusted EBITDA was $3.3 million for the fourth quarter of 2024, compared to Adjusted EBITDA of $7.2 million in the prior year period. The reduction was primarily driven by the significant one-off items discussed above. See note below regarding the use of the non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Capex and Balance Sheet
Capital expenditures totaled $85.2 million for full year 2024, compared to $27.5 million in the prior year. The increase vs. the prior year was driven by the ongoing expansion of our Red River and Corbin facilities. The increase in total 2024 capex from previous guidance of $60 - $70 million was primarily driven by several factors, including $4 - $5 million related to contractor errors associated with small-bore piping needs, roughly $3 - $4 million related to maintaining a timely completion, and approximately $2 million related to the need for additional external professional services.
The Company raised approximately $26.7 million of net equity proceeds in its September 2024 underwritten public offering of common stock, which, combined with approximately $15 million raised in a private placement of common stock in May 2024, resulted in year-to-date net equity proceeds raised through Q4 2024 of approximately $41.6 million.
In December 2024, the Company closed a $30 million ABL credit facility (the "ABL Facility") with MidCap Financial, a leading commercial finance company focused on middle market transactions. Total available borrowing capacity for the ABL Facility is determined by a borrowing base calculation based on a certain percentage of eligible accounts receivable and inventory.
Initial drawdown from the ABL Facility ($13.8 million as of December 31, 2024) was utilized to refinance Arq’s outstanding CFG Loan. Going forward, the Company expects that proceeds from the ABL Facility will be used to finance ongoing working capital requirements and potential capital expenditures related to the Company's strategic growth investment at its Red River plant, as well as to support general corporate purposes.

Cash as of December 31, 2024, including $8.7 million of restricted cash, totaled $22.2 million, compared to $54.2 million as of December 31, 2023. The reduction was largely driven by increased expenditures relating to the Red River GAC expansion.
Total debt, inclusive of financing leases, as of December 31, 2024, totaled $24.8 million compared to $20.9 million as of December 31, 2023. The increase was driven by closing the ABL Facility.
Conference Call and Webcast Information
Arq will host its Q4 2024 earnings conference call on March 6, 2025, at 8:30 a.m. ET. The live webcast can be accessed through the Investor Resources section of Arq’s website at www.arq.com. Interested parties may participate in the conference call by registering at https://www.webcast-eqs.com/arq20250306. Alternatively, the live conference call may be accessed by dialing (877) 407-0890 or (201) 389-0918 and referencing Arq. An investor presentation will also be available in the Investor Resources section before the call begins.
A replay of the event will be made available shortly after the event and accessible via the same webcast link referenced above. Alternatively, the replay may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering Access ID 13751420. The dial-in replay will expire after March 13, 2025.
About Arq
Arq (NASDAQ: ARQ) is a diversified, environmental technology company with products that enable a cleaner and safer planet while actively reducing our environmental impact. As the only vertically integrated producer of activated carbon products in North America, we deliver a reliable domestic supply of innovative, hard-to-source, high-demand products. We apply our extensive expertise to develop groundbreaking solutions to remove harmful chemicals and pollutants from water, land and air. Learn more at: www.arq.com.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. When used in this press release, the words “can,” “will,” "may," “intends,” “expects,” "continuing," “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. These forward-looking statements include, but are not limited to, statements or expectations regarding: the anticipating timing of the completion of commissioning of the GAC Facility, ramp-up to full nameplate capacity at our Red River facility, and commercial production of our GAC products; the anticipated effects from fluctuations in the pricing of our AC products; expected supply and demand for our AC products and services, including our GAC products; the seasonal impact on our customers and their demand for our products; the ability to continue to successfully integrate Legacy Arq’s business and recognize the benefits and synergies from the Arq Acquisition; the ability to continue to develop and utilize Legacy Arq’s products and technology and the anticipated timing for bringing such products to market; our ability to access new markets for our GAC and other products; any future plant capacity expansions or site development projects and our ability to finance any such projects; the effectiveness of our technologies and the benefits they provide; the timing of awards of, and work and related testing under, our contracts and agreements and their value; probability of any loss occurring with respect to certain guarantees made by Tinuum Group; the timing and amounts of or changes in future revenue, funding for our business and projects, margins, expenses, earnings, tax rates, cash flows, royalty payment obligations, working capital, liquidity and other financial and accounting measures; the performance of obligations secured by our surety bonds; the amount and timing of future capital expenditures needed to fund our business plan; the impact of capital expenditure overruns on our business; awards of patents designed to protect our proprietary technologies both in the U.S. and other countries; the adoption and scope of regulations to control certain chemicals in drinking water and other environmental concerns and the impact of such regulations on our customers' and our businesses, including any increase or decrease in sales of our AC products resulting from such regulations; the impact of adverse global macroeconomic conditions, including rising interest rates, recession fears and inflationary pressures, and geopolitical events or conflicts; opportunities to effectively provide solutions to our current and future customers to comply with regulations, improve efficiency, lower costs and maintain reliability; and the impact of prices of competing power generation sources such as natural gas and renewable energy on demand for our products. These forward-looking statements included in this press release involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, the timing and scope of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the U.S. government’s failure to promulgate new regulations or enforce existing regulations that benefit our business; changes in laws and regulations, accounting rules, prices, economic conditions and market demand; availability, cost of and demand for alternative energy sources and other technologies and their impact on coal-fired power generation in the U.S.; technical, start up and operational difficulties; competition within the industries in which the Company operates; risks associated with our debt financing; our inability to effectively and efficiently commercialize new products, including our GAC products; our inability to effectively manage commissioning and startup of the GAC facility at our Red River plant; disruptions at any of our facilities, including by natural disasters or extreme weather; risks related to our information technology systems, including the risk of cyberattacks on our networks; failure to protect our intellectual property from infringement or claims that we have infringed on the intellectual property of others; our inability to obtain future financing or financing on terms that are favorable to us; our inability to ramp up our operations to effectively address recent and expected growth in our business; loss of key personnel; ongoing effects of the inflation and macroeconomic uncertainty, including from the new U.S. presidential administration, increased domestic and international tariffs, lingering effects of the pandemic and armed conflicts around the world, and such uncertainty's effect on market demand and input costs; availability of materials and equipment for our business; intellectual property infringement claims from third parties; pending litigation; factors relating to our business strategy, goals and expectations concerning the Arq Acquisition; our ability to maintain relationships with customers, suppliers and others with whom the Company does business and meet supply requirements; our results of operations and business generally; risks related to diverting management's attention from our ongoing business operations; costs related to the ongoing manufacturing of our products, including our GAC products; opportunities for additional sales of our AC products and end-market diversification; the timing and scope of new and pending regulations, executive orders and any legal challenges to or extensions of compliance dates of them; the rate of coal-fired power generation in the U.S.; the timing and cost of any future capital expenditures and the resultant impact to our liquidity and cash flows; and the other risk factors described in our filings with the SEC, including our most recent Annual Report on Form 10-K. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this press release. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise. The forward-looking statements speak only as to the date of this press release, and we disclaim any duty to update such statements unless required by law.
Source: Arq, Inc.
Investor Contact:
Anthony Nathan, Arq
Marc Silverberg, ICR
investors@arq.com

TABLE 1

Arq, Inc. and Subsidiaries
Consolidated Balance Sheets

	As of December 31,
(in thousands, except share data)	2024	2023
ASSETS
Current assets:
Cash	$13,516	$45,361
Receivables, net	14,876	16,192
Inventories, net	19,314	19,693
Prepaid expenses and other current assets	4,650	5,215
Total current assets	52,356	86,461
Restricted cash, long-term	8,719	8,792
Property, plant and equipment, net of accumulated depreciation of $26,619 and $19,293, respectively	178,564	94,649
Other long-term assets, net	44,729	45,600
Total Assets	$284,368	$235,502
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$21,017	$14,603
Revolving credit facility	13,828	—
Current portion of long-term debt obligations	1,624	2,653
Other current liabilities	8,184	5,792
Total current liabilities	44,653	23,048
Long-term debt obligations, net of current portion	9,370	18,274
Other long-term liabilities	13,069	15,780
Total Liabilities	67,092	57,102
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $0.001 per share, 50,000,000 shares authorized, none issued or outstanding	—	—
Common stock: par value of $0.001 per share, 100,000,000 shares authorized, 46,639,930 and 37,791,084 shares issued and 42,021,784 and 33,172,938 shares outstanding at December 31, 2024 and 2023, respectively	47	38
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of December 31, 2024 and 2023, respectively	(47,692)	(47,692)
Additional paid-in capital	198,487	154,511
Retained earnings	66,434	71,543
Total Stockholders’ Equity	217,276	178,400
Total Liabilities and Stockholders’ Equity	$284,368	$235,502

TABLE 2

Arq, Inc. and Subsidiaries
Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023
	(unaudited)
Revenue	$27,040	$28,104	$108,959	$99,183

Cost of revenue, exclusive of depreciation and amortization	17,236	14,105	69,515	67,323

Operating expenses:
Selling, general and administrative	5,960	6,495	28,695	34,069
Research and development	709	1,169	4,050	3,314
Depreciation, amortization, depletion and accretion	2,504	3,267	8,594	10,543
Loss (gain) on sale of assets	218	(36)	64	(2,731)
Total operating expenses	9,391	10,895	41,403	45,195
Operating income (loss)	413	3,104	(1,959)	(13,335)
Other (expense) income:
Earnings from equity method investments	—	111	127	1,623
Interest expense	(831)	(859)	(3,257)	(3,014)
Loss on extinguishment of debt	(1,422)	—	(1,422)	—
Other	307	1,120	1,238	2,630
Total other (expense) income	(1,946)	372	(3,314)	1,239
(Loss) income before income taxes	(1,533)	3,476	(5,273)	(12,096)
Income tax (benefit) expense	(194)	186	(164)	153
Net (loss) income	$(1,339)	$3,290	$(5,109)	$(12,249)
(Loss) income per common share:
Basic	$(0.03)	$0.10	$(0.14)	$(0.42)
Diluted	$(0.03)	$0.10	$(0.14)	$(0.42)
Weighted-average number of common shares outstanding:
Basic	41,275	32,367	36,051	29,104
Diluted	41,275	32,952	36,051	29,104

TABLE 3

Arq, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
(in thousands)	2024	2023
Cash flows from operating activities
Net loss	$(5,109)	$(12,249)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, amortization, depletion and accretion	8,594	10,543
Stock-based compensation expense	2,715	2,648
Operating lease expense	2,004	2,757
Loss from extinguishment of debt	1,422	—
Amortization of debt discount and debt issuance costs	601	546
Loss (gain) on sale of assets	64	(2,731)
Earnings from equity method investments	(127)	(1,623)
Other non-cash items, net	37	(75)
Changes in operating assets and liabilities:
Receivables and related party receivables	1,316	(2,264)
Prepaid expenses and other assets	1,166	4,777
Inventories, net	1,636	(2,571)
Other long-term assets, net	(2,166)	(4,762)
Accounts payable and accrued expenses	216	(12,061)
Other current liabilities	1,144	(184)
Operating lease liabilities	(1,272)	(168)
Other long-term liabilities	(1,764)	764
Net cash provided by (used in) operating activities	10,477	(16,653)
Cash flows from investing activities
Acquisition of property, plant, equipment and intangible assets, net	(85,170)	(27,516)
Acquisition of mine development costs	(181)	(2,690)
Proceeds from sale of property and equipment	150	—
Distributions from equity method investees in excess of cumulative earnings	127	1,623
Cash and restricted cash acquired in business acquisition	—	2,225
Payment for disposal of Marshall Mine, LLC	—	(2,177)
Net cash used in investing activities	$(85,074)	$(28,535)

TABLE 3

	Years Ended December 31,
(in thousands)	2024	2023
Cash flows from financing activities
Net proceeds from common stock issued in public offering	$26,654	$—
Net proceeds from common stock issued in private placement transactions	14,951	15,220
Borrowings on revolving credit facility	13,828	—
Net proceeds from common stock issued to related party	800	1,000
Principal payments on notes payable	(10,544)	(473)
Repurchase of common stock to satisfy tax withholdings	(1,135)	(230)
Principal payments on finance lease obligations	(1,022)	(1,130)
Payment of debt issuance costs	(633)	—
Payment of debt extinguishment costs	(220)	—
Net proceeds from CFG Loan, related party, net of discount and issuance costs	—	8,522
Net cash provided by financing activities	42,679	22,909
Decrease in Cash and Restricted Cash	(31,918)	(22,279)
Cash and Restricted Cash, beginning of year	54,153	76,432
Cash and Restricted Cash, end of year	$22,235	$54,153

Supplemental disclosure of cash flow information:
Cash paid for interest	$2,017	$1,727
Cash received for income taxes	$(452)	$(1,697)
Supplemental disclosure of non-cash investing and financing activities:
Change in accrued purchases for property and equipment	$6,198	$914
Purchase of property and equipment through note payable	$1,004	$—
Equity issued as consideration for acquisition of business	$—	$31,206
Paid-in-kind dividend on Series A Preferred Stock	$—	$157

Note on Non-GAAP Financial Measures
To supplement our financial information presented in accordance with U.S. Generally Accepted Accounting Principles ("U.S. GAAP"), we provide certain supplemental financial measures, including EBITDA and Adjusted EBITDA, which are measurements that are not calculated in accordance with U.S. GAAP. EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and Adjusted EBITDA is defined as EBITDA reduced by the non-cash impact of equity earnings from equity method investments and other non-cash gains, increased by cash distributions from equity method investments, other non-cash losses and non-recurring costs and fees. EBITDA and Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income (loss) in accordance with U.S. GAAP as a measure of performance. See below for a reconciliation from net income (loss), the nearest U.S. GAAP financial measure, to EBITDA and Adjusted EBITDA.
We believe that the EBITDA and Adjusted EBITDA measures are less susceptible to variances that affect our operating performance. We include these non-GAAP measures because management uses them in the evaluation of our operating performance, and believe they help to facilitate comparison of operating results between periods. We believe the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses, gains, and losses which can vary widely across different industries or among companies within the same industry and may not be indicative of core operating results and business outlook.
EBITDA and Adjusted EBITDA:
The following table reconciles net income (loss), our most directly comparable as-reported financial measure calculated in accordance with U.S. GAAP, to EBITDA and Adjusted EBITDA (Adjusted EBITDA loss).

TABLE 4

Arq, Inc. and Subsidiaries
Reconciliation of Net income (loss) to EBITDA and Adjusted EBITDA (Adjusted EBITDA loss)
(Unaudited)

	Three Months Ended			Years Ended
	September 30,	December 31,		December 31,
(in thousands)	2024	2024	2023	2024	2023
Net income (loss)	$1,617	$(1,339)	$3,290	$(5,109)	$(12,249)
Depreciation, amortization, depletion and accretion	2,716	2,504	3,267	8,594	10,543
Amortization of Upfront Customer Consideration	127	127	127	508	508
Interest expense, net	600	516	346	2,154	1,168
Income tax (benefit) expense	—	(194)	186	(164)	153
EBITDA	5,060	1,614	7,216	5,983	123
Cash distributions from equity method investees	127	—	111	127	1,623
Equity earnings	(127)	—	(111)	(127)	(1,623)
Loss on extinguishment of debt	—	1,422	—	1,422	—
(Gain) loss on sale of assets	(154)	218	—	64	(2,695)
Gain on change in estimate, asset retirement obligation	—	—	(37)	—	(37)
Financing costs	228	47	—	275	—
Adjusted EBITDA (Adjusted EBITDA loss)	$5,134	$3,301	$7,179	$7,744	$(2,609)